Exhibit 99.1

Alphatec Spine Reports Preliminary Record Third Quarter 2008 Revenues; Provides Increased Revenue Guidance; Updates OsseoFix Development Status; Unveils ‘Solutions for the Aging Spine’ Brand and Launches Nine New Products

5th Consecutive Quarter of Increased Revenues; Q3 2008 Sales Increased Approximately 27 Percent Over Q3 2007; 2008 Revenue Guidance Increased to $100 Million

CARLSBAD, Calif., Oct 13, 2008 (GlobeNewswire via COMTEX News Network) — Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announces based on preliminary financial data that the Company will report record revenues for the third quarter 2008 of approximately $25.8 million, an increase of 27% over revenues from the prior year third quarter. For the nine months ended September 2008, revenues will be reported at a record amount of approximately $72.9 million, an increase of approximately 24% over revenues from the prior year nine months.

As a result of this growth, the Company is raising its 2008 annual revenue guidance from $95 million to $100 million, an increase of 25% over 2007 revenue. The Company will hold an investor conference call Monday, October 13, 2008 at 5:30 a.m. Pacific (8:30 a.m. Eastern).

OsseoFix Spinal Fracture Reduction System Product Development Update

The Company announces that it has received a European CE Mark (Conformite European) for the OsseoFix system, which allows the Company to market the OsseoFix system in the European Union for treatment of spinal compression fractures. Commercial launch in Europe is expected to occur during the Fall of 2008 and the Company will begin training European surgeons on the use of the OsseoFix system during the North American Spine Surgery (NASS) Meeting, which commences on October 15, 2008. As previously announced, the Company is also conducting a 30-patient clinical study in Germany. After the completion of the study, the study results will be submitted for publication in a peer-reviewed spine surgery journal.

The Company also announces that following recent constructive conversations between the U.S. Food and Drug Administration (FDA) and the Company, the FDA has asked the Company to conduct a clinical study of the OsseoFix system to support the 510(k) application that the Company filed in June of 2008. Exact details related to the parameters and timing of the study are presently being discussed with the FDA, and the Company will provide an update on the study and the anticipated launch date of the OsseoFix system in the U.S. once such discussions are completed.

“It is our understanding that the FDA is requiring all new vertebral augmentation devices to complete a study to support a 510(k) application,” said Dirk Kuyper, President and Chief Executive Officer of Alphatec Spine. “As we were already planning a clinical launch at approximately 20 study sites following receipt of FDA clearance, we are well prepared for this study and already have a draft clinical study protocol, which will allow us to begin the study quickly. Early patient results from Europe have been extremely encouraging and we believe the U.S. study will provide us with additional clinical data that will substantiate the benefits of OsseoFix. We look forward to the full commercial launch of OsseoFix in the EU as the innovative lead product to propel our European business.”

Unveiling “Solutions for the Aging Spine” Brand and New Products at NASS Meeting

The Company announces today the unveiling of their new corporate brand “Solutions for the Aging Spine” and the launch of the following nine new products at the NASS meeting in Toronto, Canada, October 15-18, 2008.

* OsseoFixTM Spinal Fracture Reduction System — European launch under CE Mark approval

* OsseoFix+ Cement for Vertebral Compression Fracture Fixation

* Novel® Cervical Interbody system

* ProFUSE TM Demineralized Bone Scaffold

* Vacuum Infusion Package for ProFUSE TM

* Illico TM Minimally Invasive Retractor and Cannulated Screw System

* Zodiac TM ROC Lumbar Fixation System (next generation)

* Posterior Disc Prep Set

* Novel® Corpectomy Set

“We are very pleased to launch our new brand identity and tag line — Solutions for the Aging Spine — at NASS,” said Dirk Kuyper, President and Chief Executive Officer. “The new products being introduced show our dedication to developing and launching innovative products to complete our product portfolio. We believe these products will be key to maintaining our strong revenue growth momentum through 2009.”

Specific information about these new products and our current product portfolio can be found on our recently redesigned corporate website www.alphatecspine.com.

Conference Call Information

The Company will hold an investor conference call Monday, October 13, 2008 at 5:30 a.m. Pacific (8:30 a.m. Eastern). The conference call number is (877) 681-3373 for the U.S. and (719) 325-4926 for international callers.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, The Company also markets its spine products in Europe. In Asia, the company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

The Alphatec Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3520

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2008 revenue projections that are related to its core product line, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including the successful launch in both the U.S. and Europe of the OsseoFix system, and those products that are intended to treat disorders prevalent in aging patients, including without limitation the OsseoScrew System, failure to achieve acceptance of Alphatec Spine’s products, including the OsseoFix system and the OsseoScrew, by the surgeon community, failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process, including without limitation the OsseoFix system and the OsseoScrew, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Alphatec Holdings, Inc.

Alphatec Spine, Inc.

Cheryl B. Monblatt

(760) 494-6746

cmonblatt@alphatecspine.com

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